Exhibit 99.1

UNAUDITED PROFORMA CONDENSED CONSOLIDATED FINANCIAL STATMENTS

The following unaudited pro forma condensed consolidated financial statements of Franklin Street Properties Corp. (“FSP Corp.” or the “Registrant”) gives effect to the acquisition of a property (“Emperor Boulevard”) on March 4, 2011 for approximately $75.8 million by FSP Emperor Boulevard Limited Partnership (the “Emperor Boulevard Purchaser”), a wholly-owned subsidiary of FSP Corp. and the acquisition of a property (“One Legacy Circle”) on March 24, 2011 for approximately $53.0 million by FSP One Legacy Circle, LLC (the “One Legacy Circle Purchaser”), a wholly-owned subsidiary of FSP Corp.

The unaudited pro forma condensed consolidated financial statements are based upon the historical consolidated financial statements of FSP Corp. presented in the Quarterly Report on Form 10-Q for the quarter ended September 30, 2011, and the financial statements of Emperor Boulevard for the period January 1, 2011 through March 3, 2011 and for the year ended December 31, 2010, and the financial statements of One Legacy Circle for the period January 1, 2011 through March 23, 2011 and for the year ended December 31, 2010, each included in the Exhibits to our Quarterly Report on Form 10-Q for the quarter ended March 31, 2011.  The financial statements of Emperor Boulevard and One Legacy Circle have been prepared pursuant to the requirements of Rule 3-14 of Regulation S-X of the Securities and Exchange Commission.  FSP Corp.’s consolidated balance sheet as of September 30, 2011 reflects the acquisition of Emperor Boulevard and One Legacy Circle; therefore, a pro forma condensed consolidated balance sheet is not presented.  The pro forma condensed consolidated statements of income for the nine months ended September 30, 2011 are presented as if the acquisitions had occurred at the beginning of the period presented.

Certain balances in the Emperor Boulevard and One Legacy Circle financial statements have been reclassified to conform to FSP Corp.’s presentation.

The unaudited pro forma condensed consolidated financial statements are not necessarily indicative of the actual results of operations of FSP Corp, Emperor Boulevard or Legacy Circle for the periods indicated, nor do they purport to represent the results of operations of the entities for any future period.  We expect to fund these acquisitions initially with our revolving credit facility and may use other long term capital options determined based upon market conditions in the future.  These unaudited pro forma financial statements are provided for informational purposes only and upon completion of the planned long term financing for these acquisitions our financial position and results of operations may be significantly different than what is presented in these unaudited pro forma financial statements.

Franklin Street Properties Corp.

Pro Forma Condensed Consolidated Statements of Income

For the Nine Months Ended

September 30, 2011

(Unaudited)

	Historical	Emperor Boulevard Acquisition	One Legacy Circle Acquisition
(in thousands, except per share amounts)	FSP Corp.	(b)	(c)	Pro Forma
Revenue:
Rental income	$98,377	$1,540	$1,263	$101,180
Related party revenue:
Syndication fees	4,023	-	-	4,023
Transaction fees	3,846	-	-	3,846
Management fees and interest on loans	2,995	-	-	2,995
Other	20	-	-	20
Total revenue	109,261	1,540	1,263	112,064

Expenses:
Rental operating expenses	26,823	222	243	27,288
Real estate taxes and insurance	15,007	153	165	15,325
Depreciation and amortization	35,239	666	648	36,553
Selling, general and administrative	7,178	-	-	7,178
Commissions	2,192	-	-	2,192
Interest	9,405	276	251	9,932
Total expenses	95,844	1,317	1,307	98,468

Income before interest income, equity in earnings in non-consolidated
REITs and taxes	13,417	223	(44)	13,596
Interest Income	28	-	-	28
Equity in income of non-consolidated
REITs	2,707	-	-	2,707
Taxes on income (a)	185	-	5	190
Income from continuing operations	15,967	223	(49)	16,141

Weighted average shares outstanding, basic and diluted	81,492			81,492
Income per share attributable to:
Continuing operations, basic and diluted	$0.20			$0.20

FRANKLIN STREET PROPERTIES CORP.

NOTES TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

BASIS OF PRESENTATION

The following unaudited pro forma condensed consolidated financial statements have been prepared based upon certain pro forma adjustments to the historical consolidated financial statements of FSP Corp.  The pro forma condensed consolidated statements of income are presented as if the acquisitions were completed on January 1, 2010.

The acquisitions of Emperor Boulevard and One Legacy Circle have been treated as business combinations.  Emperor Boulevard and One Legacy Circle’s purchase prices have been allocated to the assets acquired and liabilities assumed based upon estimates of their fair values as of the effective date of the acquisitions as determined in accordance with generally accepted accounting principles in the United States (or “GAAP”).

PRO FORMA ADJUSTMENTS

Certain assumptions regarding the operations of FSP Corp. have been made in connection with the preparation of the pro forma condensed consolidated financial statements.  These assumptions include:

a)            FSP Corp. elected to be, and is qualified as, a real estate investment trust for federal income tax purposes.  FSP Corp. has met the various required tests; therefore, no provision for federal or state income taxes has been reflected on real estate operations except for a margin tax related to real estate operations in Texas.

FSP Corp. has subsidiaries which are not in the business of real estate operations.  Those subsidiaries are taxable as real estate investment trust subsidiaries, or TRS, and are subject to income taxes at statutory tax rates.  The taxes on income shown in the pro forma condensed consolidated statements of income are the taxes on the income of the TRS.  There are no material items that would cause a deferred tax asset or a deferred tax liability.

FRANKLIN STREET PROPERTIES CORP.
NOTES TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

(b)      The following table presents the operations of Emperor Boulevard for the period January 1, 2011 through the acquisition date.

	Emperor	Adjustments
(in thousands)	Boulevard	resulting from	Pro Forma
	Historical	Acquisition	Adjustment

Revenue:
Rental (1)	$1,508	$32	$1,540
Total revenue	1,508	32	1,540

Expenses:
Rental operating expenses	222	-	222
Real estate taxes and insurance	153	-	153
Depreciation and amortization (2)	-	666	666
Interest (3)	-	276	276
Total expenses	375	942	1,317

Income (loss) before taxes	1,133	(910)	223
Taxes on income	-	-	-
Income (loss) from continuing operations	$1,133	$(910)	$223

1)           The pro forma rental adjustment includes amounts related to the amortization of approximately $1.5 million of acquired below market leases, which are being amortized over the remaining non-cancelable weighted average term of approximately 97 months in accordance with GAAP.

2)           The pro forma adjustment relates to depreciation of approximately $54.0 million of acquired building and improvements using a straight-line method over an estimated life of 39 years.  In addition, the adjustment includes amortization of the value of approximately $20.9 million of acquired in place leases (exclusive of the value of  below market leases) which are being amortized over the remaining non-cancelable weighted average term of approximately 97 months in accordance with GAAP.

3)           The pro forma adjustment relates to the effect on interest expense related to the approximately $75.8 million of the acquisition funded with borrowings under our revolving credit facility at our then current incremental borrowing rate of 2.11% per annum.

FRANKLIN STREET PROPERTIES CORP.
NOTES TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

(c)       The following table presents the operations of One Legacy Circle for the period January 1, 2011 through the acquisition date.

	One Legacy	Adjustments
(in thousands)	Circle	resulting from	Pro Forma
	Historical	Acquisition	Adjustment

Revenue:
Rental (1)	$1,245	$18	$1,263
Total revenue	1,245	18	1,263

Expenses:
Rental operating expenses	243	-	243
Real estate taxes and insurance	165	-	165
Depreciation and amortization (2)	-	648	648
Interest (3)	-	251	251
Total expenses	408	899	1,307

Income (loss) before taxes	837	(881)	(44)
Taxes on income (4)	-	5	5

Income (loss) from continuing operations	$837	$(886)	$(49)

1)           The pro forma rental adjustment includes amounts related to the amortization of approximately $0.1 million of acquired above market leases with a weighted average term of approximately 69 months and approximately $0.9 million of acquired below market leases with a weighted average term of approximately 112 months which are being amortized over the remaining non-cancelable terms in accordance with GAAP.

2)           The pro forma adjustment relates to depreciation of approximately $36.6 million of acquired building and improvements using a straight-line method over an estimated life of 39 years.  In addition, the adjustment includes amortization of the value of approximately $14.6 million of acquired in place leases (exclusive of the value of above and/or below market leases) which are being amortized over the remaining non-cancelable weighted average term of approximately 97 months in accordance with GAAP.

3)           The pro forma adjustment relates to the effect on interest expense related to the approximately $50.0 million of the acquisition funded with borrowing under our revolving credit facility at our then current incremental borrowing rate of 2.20% per annum.

4)           The pro forma adjustment relates to the effect on income taxes of a margin tax related to real estate operations in Texas at a rate of approximately 0.7% of taxable revenues.